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                                       FORM 8-K



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     ___________



                                    CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 1996



                          AMERICAN TECHNOLOGIES GROUP, INC.
                (Exact name of registrant as specified in its charter)



             NEVADA                    0-23268             95-4307525
(State or other jurisdiction of      (Commission         (IRS. Employer
incorporation or organization)       File Number)      Identification No.)



                  1017 SOUTH MOUNTAIN AVENUE,  MONROVIA, CA.  91016
                 (Address of principal executive offices) (zip code)



          Registrant's telephone number, including area code: (818) 357-5000


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ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

    On November 26, 1996 American Technologies Group, Inc. ("ATG" or the "Company") sold for cash to a foreign investor a 7% Convertible Debenture Due November 1, 1999 in the amount of One Million, Four Hundred Thousand Dollars ($1,400,000) (the "Debenture"). The sale was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S adopted thereunder.

    Commencing on January 10, 1997, up to fifty percent (50%) of the principal amount of the Debenture together with accrued but unpaid interest may be converted into ATG Common Stock and commencing on February 9, 1997, one hundred percent (100%) of the principal amount of the Debenture together with accrued but unpaid interest may be converted into ATG Common Stock; however the right to convert the Debenture expires on October 29, 1999. The Debenture is convertible into Common Stock at a conversion price per share equal to the lower of (i) $2.775 or (ii) seventy percent (70%) of the average closing bid prices of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date.

    D.J. Ltd. and Corporate Capital Management, LLC. acted as placement agents and together received One Hundred Thousand Dollars ($140,000) and warrants to purchase 150,000 shares of Common Stock at an exercise price of Four Dollars ($4.00) per share. The warrant has a five year term and certain "piggy-back" rights to registration under the Securities Act of 1933, as amended.

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                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       AMERICAN TECHNOLOGIES GROUP, INC.



                                       By: /s/ John Collins
                                           -----------------------------
                                           John Collins
                                           Chairman of the Board and
                                           Chief Executive Officer



                                       Date:  December 10, 1996


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